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                                                                   Exhibit 5.1


                       [Letterhead of Hofheimer Nusbaum, P.C.]

                                   November 10, 1998


Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

          Re: Registration Statement of Form S-4 of Dollar Tree Stores, Inc. ("Dollar Tree")

Ladies and Gentlemen:

     We have acted as counsel to Dollar Tree in connection with the filing of a Registration Statement on Form S-4 on August 10, 1998 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of up to 2,350,000 shares of Common Stock of Dollar Tree ("Merger Shares") to be issued pursuant to and in the event the Merger Agreement among Dollar Tree, Step Ahead Investments, Inc. and Dollar Tree West, Inc. is approved and the transactions contemplated therein are consummated, as further described in the Registration Statement.

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Merger Shares, when converted in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Act and applicable state Blue Sky laws, will be duly and validly authorized, issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

                                   Very truly yours,


                                   /s/ Hofheimer Nusbaum, P.C.